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                                                                      EXHIBIT 11

                          INGLES MARKETS, INCORPORATED
                          ----------------------------
                                AND SUBSIDIARIES
                                ----------------
                   COMPUTATION OF EARNINGS PER COMMON SHARE *
                   ------------------------------------------

                                                    THREE MONTHS ENDED
                                                    ------------------
                                                DECEMBER 28,  DECEMBER 30,
                                                    1996          1995
                                                ------------  ------------
 PRIMARY:
   Income before extraordinary item             $  5,256,653  $  4,722,116
   Extraordinary item-early extinguishment
     of debt (net of income tax benefit)            (211,159)            -
                                                ------------  ------------
   Net income                                   $  5,045,494  $  4,722,116
                                                ============  ============

   Shares
     Weighted average number of common shares
      and common stock equivalent shares
      outstanding                                 19,378,023    18,353,052
                                                ============  ============

   Primary earnings per common share before
     extraordinary item                         $        .27  $        .26
   Extraordinary item-early extinguishment
     of debt                                            (.01)            -
                                                ------------  ------------
   Primary earnings per common share            $        .26  $        .26
                                                ============  ============
 FULLY DILUTED:
   Income before extraordinary item             $  5,256,653  $  4,722,116

   Add after tax and bonus effect of interest
     expense applicable to Convertible
     Subordinated Debentures                         354,815       514,739
                                                ------------  ------------

   Fully diluted earnings before extraordinary
     item                                          5,611,468     5,236,855
   Extraordinary item-early extinguishment
     of debt (net of income tax benefit)            (211,159)            -
                                                ------------  ------------
   Fully diluted earnings                       $  5,400,309  $  5,236,855
                                                ============  ============


   Shares
     Weighted average number of common
      shares and common stock equivalent
      shares outstanding                          19,378,023    18,409,234

     Additional shares assuming conversion
      of Convertible Subordinated Debentures       2,763,272     3,374,685
                                                ------------  ------------

     Weighted average number of common
      shares outstanding as adjusted              22,141,295    21,783,919
                                                ============  ============

   Fully diluted earnings per common share
     before extraordinary item                  $        .25  $        .24
   Extraordinary item-early extinguishment
     of debt                                            (.01)            -
                                                ------------  ------------
   Fully diluted earnings per common share      $        .24  $        .24
                                                ============  ============

 *        See note B of the notes to unaudited interim financial statements.





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